OPINION OF HINCKLEY, ALLEN & SNYDER LLP

Exhibit 5.6

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, New Jersey 08016

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as local counsel to Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Issuer”), and each of the guarantors listed on Schedule A hereto (the “Guarantors” and each a “Guarantor” and together with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors and other operating subsidiaries of the Issuer (the “Additional Guarantors”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about July 15, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Guarantors and Additional Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation or certificate of incorporation, bylaws and operating agreements of the Guarantors, (ii) resolutions of the Issuer and the Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as February 24, 2011, by and among the Issuer, the Guarantors and Additional Guarantors and Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporation and Wells Fargo Securities, LLC. (the “Registration Rights Agreement”) and (vi) forms of the Exchange Notes and the Guarantees.

Burlington Coat Factory Warehouse Corporation

November 22, 2011

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors, including statements contained in the Registration Statement.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) each Guarantor is in good standing and validly existing under the laws of its jurisdiction of organization or formation and has the requisite power and authority to execute, deliver and perform its obligations under its respective Guarantee and (ii) the execution, delivery and performance of the Guarantee has been duly authorized by all necessary corporate or other organizational actions and proceedings on the part of each such Guarantor.

We hereby consent to the filing of this opinion as Exhibit 5.6 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of Connecticut, the State of New Hampshire and the State of Rhode Island (collectively, the “Applicable Laws”) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such Applicable Law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

Burlington Coat Factory Warehouse Corporation

November 22, 2011

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours very truly,

/s/ Hinckley, Allen & Snyder LLP

HINCKLEY ALLEN & SNYDER LLP

Schedule A

Guarantors	Jurisdiction of Organization
Burlington Coat Realty of East Windsor, Inc.	Connecticut
Burlington Coat Factory of Connecticut, LLC	Connecticut
Cohoes Fashions of Connecticut, LLC	Connecticut
Burlington Coat Factory of New Hampshire, LLC	New Hampshire
Cohoes Fashions of Cranston, Inc.	Rhode Island
Burlington Coat Factory of Rhode Island, LLC	Rhode Island